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                            [INVERESK RESEARCH LOGO]

                              FOR IMMEDIATE RELEASE

  INVERESK RESEARCH GROUP INC FILES REGISTRATION STATEMENT WITH SECURITIES AND
                              EXCHANGE COMMISSION

Cary, NC, February 18, 2003 - Inveresk Research Group Inc (NASDAQ: IRGI) today announced the filing of a registration statement with the Securities and Exchange Commission covering a proposed public offering of up to 10,350,000 shares of common stock. 3,000,000 shares are being offered by Inveresk and 7,350,000 shares are being offered by certain selling stockholders. The registration statement also covers an underwriters' over-allotment option to purchase additional shares from certain of the selling stockholders. Bear, Stearns & Co. Inc. and UBS Warburg will co-manage the offering.

Inveresk is a leading provider of drug development services to companies in the pharmaceutical and biotechnology industries. The Company is based in Cary, North Carolina with facilities in Edinburgh, Scotland and Montreal, Canada.

The proceeds of the offering received by Inveresk will be used to repay a portion of Inveresk's indebtedness and for general corporate purposes. Inveresk will not receive any of the proceeds from the shares sold by the selling stockholders.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State. Copies of the prospectus, subject to completion, relating to these securities may be obtained by contacting Bear, Stearns & Co. Inc., 383 Madison, New York, New York 10179, UBS Warburg LLC, 299 Park Avenue, New York, New York 10171, SG Cowen Securities Corporation, 1221 Avenue of the Americas, New York, New York 10020 or Jefferies & Company, Inc. 520 Madison Avenue, New York, New York 10022.